EXHIBIT 99.1

Steiner Leisure Limited Announces Fourth Quarter 2014 Financial Results and New Share Repurchase Plan

NASSAU, The Bahamas, Feb. 18, 2015 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the fourth quarter and year ended December 31, 2014. During the fourth quarter of 2014, as a result of current conditions, circumstances, and in connection with Accounting Standards Codification No. 350, Intangibles – Goodwill and Other, and No. 360, Property, Plant, and Equipment, we recorded non-cash impairment charges of $212.4 million and associated income tax benefit of $14.5 million, related to the impairment of goodwill, other indefinite lived intangible assets and certain long-lived assets, primarily leasehold improvements, at our Ideal Image and Schools reporting units. In regards to our Ideal Image reporting unit, there has been a modification in strategy in terms of services offered and marketing forums utilized in the current year. We changed our advertising agency and worked closely with the new agency to refine our message in various forms of digital and alternative media formats to drive consistent and predictable lead flow. We also began to offer new services (including BOTOX® Cosmetic, tattoo removal, skin tightening and body contouring) in order to diversify our business and remain competitive. Despite our efforts, during the fourth quarter of 2014, the Ideal Image reporting unit's overall financial performance continued to decline, including having negative cash flows and a decline in actual revenues as compared to our plan. This recent performance has also adversely affected our forecasts of the returns for this business. In regards to our Schools reporting unit, during 2014, we continued to operate in an environment with increased regulatory compliance obligations that continued to adversely affect our enrollments and our overall financial performance. During the fourth quarter of 2014, our actual enrollments and overall financial performance at the Schools reporting unit were below our plan, which also adversely affected our projections of future results for this business. As a result of the decline in recent and forecasted performance of both reporting units, during the fourth quarter of 2014, we have reduced our carrying values in certain of our assets as described in the impairment charge discussed above. These charges are not expected to have any impact on the Company's cash position or liquidity under its Credit Facility.

Leonard Fluxman, President and Chief Executive Officer of Steiner Leisure, said, "These impairment charges do not change our perspective about the long-term value inherent to Ideal Image or our Schools, nor does it diminish our long-term enthusiasm for these businesses."

Steiner Leisure's revenues for the fourth quarter ended December 31, 2014 decreased 1.4% to $217.8 million from $221.0 million during the comparable quarter in 2013. The net loss for the fourth quarter of 2014 was ($185.8) million compared with net income of $13.0 million for the same quarter in 2013. Excluding the impairment charges and related tax benefit discussed above, net income for the fourth quarter of 2014 was $12.0 million.

(Loss) earnings per share for the fourth quarter ended December 31, 2014 was ($14.01) per share compared with $0.88 per share for the comparable quarter of 2013. Excluding the impairment charges and related tax benefit discussed above, earnings per share for the fourth quarter of 2014 was $0.90 per share. The earnings per share data are presented on a diluted basis.

Revenues for the year ended December 31, 2014 increased 1.0% to $863.5 million from $855.5 million in 2013. Net loss for the year ended December 31, 2014 was ($158.1) million compared with net income of $49.4 million in 2013. Excluding the impairment charges and related tax benefit discussed above, net income for the year ended December 31, 2014 was $39.7 million.

(Loss) earnings per share for the year ended December 31, 2014 was ($11.26) per share, compared with $3.34 per share in 2013. Excluding the impairment charges and related tax benefit discussed above, earnings per share for the year ended December 31, 2014 was $2.81 per share. The above earnings per share data are presented on a diluted basis.

Forward Looking Statement

The statement with respect to the long-term value of Ideal Image and our Schools may be deemed to be a forward-looking statement for purposes of the federal securities laws. That statement is not intended to be a guarantee of the future success of Ideal Image or our Schools and represents the Company's current view regarding future events and is subject to known and unknown risks, uncertainties and other factors which may cause actual results for these divisions to differ materially from those expressed or implied by the aforementioned statement. Among other things, the future results of these divisions are subject to substantial competition and regulatory obligations and considerations, general economic conditions, changes in the respective sectors in which these divisions operate and the ability of those divisions' management teams to effectively execute the business plan for these divisions. Other risks that may affect the future results of these divisions are set forth in our Annual Report on Form 10-K for 2013 and in our Quarterly Reports on Forms 10-Q for the first three quarters of 2014.

New Share Repurchase Plan

Steiner Leisure also today announced the approval by its Board of Directors of a new share repurchase plan under which up to $100,000,000 of Steiner Leisure common shares can be purchased. In connection with this new repurchase authorization, the repurchase plan approved by the Board in February 2013 was terminated. A total of approximately $21 million remained available for share repurchases under that plan at the time it was terminated.

Under the new share repurchase plan, Steiner Leisure may purchase shares from time to time, at prevailing prices in open market, and possibly other, transactions, subject to market conditions and compliance with certain financial parameters. The amounts to be repurchased shall not exceed the limitations on share repurchases set forth in the Company's credit facility. We cannot provide assurance as to the exact number of shares that will be repurchased under the plan.

About Steiner Leisure

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post-secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 148 ships, including Azamara Club Cruises, Carnival Australia, Carnival Cruise Line, Costa Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Pullmantur Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 63 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 26 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 127 treatment centers (17 of which are operated by franchisees) across 31 states, as well as two location in Canada.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 32 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Joliet, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Arlington, Houston and Richardson, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, the Philippines, Canada, the Caribbean and continental Europe.

Conference Call

The Company will be holding a conference call at 11:00 am (EST) on Thursday, February 19, 2015. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, February 19th (approximately 3 hours after the call takes place) through Thursday, February 26, 2015 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3019 for both domestic and international calls. The password is "33146".

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Services	$ 146,952	$ 149,082	$ 598,051	$ 593,717
Products	70,825	71,882	265,403	261,745
Total revenues	217,777	220,964	863,454	855,462

Cost of Sales:
Cost of services	122,990	127,310	501,536	495,249
Cost of products	46,963	47,525	175,814	173,992
Total cost of sales	169,953	174,835	677,350	669,241
Gross profit	47,824	46,129	186,104	186,221

Operating Expenses:
Administrative	18,095	14,994	64,945	53,661
Salary and payroll taxes	15,096	16,516	71,858	72,971
Impairment of goodwill, other intangibles and long-lived assets	212,350	--	212,350	--
Total operating expenses	245,541	31,510	349,153	126,632
(Loss) income from operations	(197,717)	14,619	(163,049)	59,589

Other Income (Expense):
Interest expense	(765)	(772)	(2,930)	(4,227)
Other income	383	459	1,053	894
Total other income (expense)	(382)	(313)	(1,877)	(3,333)

(Loss) income before (benefit) provision for income taxes	(198,099)	14,306	(164,926)	56,256

(Benefit) provision for income taxes	(12,252)	1,352	(6,829)	6,817

Net (loss) income	$ (185,847)	$ 12,954	$ (158,097)	$ 49,439

(Loss) income per share:
Basic	$ (14.01)	$ 0.88	$ (11.26)	$ 3.37
Diluted	$ (14.01)	$ 0.88	$ (11.26)	$ 3.34

Weighted average shares outstanding:
Basic	13,267	14,654	14,039	14,649
Diluted	13,267	14,793	14,039	14,818

STATISTICS

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Average number of ships served[1]:	144	152	147	154
Spa	108	115	110	114
Non-Spa	36	37	37	40

Average total number of staff on ships served:	2,587	2,757	2,621	2,707
Spa	2,245	2,401	2,267	2,338
Non-Spa	342	356	354	369

Revenue per staff per day[2]:	$ 398	$ 386	$ 406	$ 407
Spa	$ 418	$ 404	$ 425	$ 426
Non-Spa	$ 267	$ 268	$ 289	$ 283

Average weekly revenues:	$ 50,147	$ 49,018	$ 50,548	$ 49,953
Spa	$ 60,872	$ 59,128	$ 61,281	$ 61,089
Non-Spa	$ 17,837	$ 17,915	$ 19,094	$ 18,218

Average number of land-based spas operated[3]
	63	67	64	67

Average weekly land-based spas revenues	$ 26,060	$ 27,864	$ 27,060	$ 28,666

Total schools revenues	$ 20,217,000	$ 20,635,000	$ 78,837,000	$ 80,018,000

Total wholesale and retail product revenues	$ 43,637,000	$ 41,692,000	$ 152,476,000	$ 141,006,000

Average number of Ideal Image locations[3,4]	110	103	110	91

Average weekly Ideal Image revenues[4]	$ 25,996	$ 26,805	$ 26,702	$ 27,897

Ideal Image revenues	$ 37,583,000	$ 36,213,000	$ 152,457,000	$ 132,536,000

Ideal Image cash revenues[5]	$ 34,679,000	$ 42,867,000	$ 140,799,000	$ 163,692,000

[1] Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.
[4] Excludes 17 centers which are operated by franchisees.
[5] "Cash revenues" are non-generally accepted accounting principles ("non-GAAP") as defined by the Securities and Exchange Commission. Management believes that the presentation of cash revenues serves to enhance the understanding of Ideal Image's performance. This non-GAAP measure should be considered in addition to and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles ("GAAP"). See below for a reconciliation of GAAP results to the non-GAAP measures.

	Reconciliation of Non-GAAP Measures
	($ in thousands, except per share data)
	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Ideal Image revenues	$ 37,583	$ 36,213	$ 152,457	$ 132,536
Accrual to cash adjustments	(2,904)	6,654	(11,658)	31,156
Ideal Image cash revenues	$ 34,679	$ 42,867	$ 140,799	$ 163,692

	Fourth Quarter Ended,	Year Ended
	December 31, 2014	December 31, 2014

Net loss	$ (185,847)	$ (158,097)
Impairment charges (a)	212,350	212,350
Tax effect of impairment charges	(14,526)	(14,526)
Adjusted net income (b)	$ 11,977	$ 39,727
Adjusted diluted earnings per share (b)	$ 0.90	$ 2.81
Weighted average shares outstanding used in the calculation	13,314	14,121

(a) Impairment charges include goodwill other indefinite lived intangible assets and certain long-lived assets pursuant to Accounting Standards Codification No. 350 Intangibles – Goodwill and Other and No. 360 Property, Plant and Equipment.
(b) Adjusted net income and adjusted earnings per diluted share, non-GAAP financial measures, are defined as net income and earnings per diluted share before the non-cash impairment charges. Adjusted net income and adjusted earnings per diluted share should not be considered a measure of financial performance under general accepted accounting principles and has been provided for consistency and comparability of the 2014 results with net income and earning per diluted share in the prior periods.

CONTACT: Leonard I. Fluxman, President and Chief Executive Officer
         (305) 358-9002, ext. 1215